EXHIBIT 99.1

[LIVE NATION, INC. LOGO] [TICKETMASTER ENTERTAINMENT, INC. LOGO]

LIVE NATION AND TICKETMASTER ENTERTAINMENT RECEIVE SECOND REQUEST FROM THE U.S. DEPARTMENT OF
JUSTICE REGARDING PROPOSED MERGER

LOS ANGELES and WEST HOLLYWOOD, March 20, 2009 — Live Nation (NYSE:LYV) and Ticketmaster Entertainment (NASDAQ:TKTM) today announced that they have each received an expected Request for Additional Information from the United States Department of Justice (DOJ) regarding their proposed merger. This action, often referred to as a “second request,” is pursuant to the Hart-Scott-Rodino Antitrust Improvements Act.

On February 10, 2009, Live Nation and Ticketmaster Entertainment announced their proposed merger.  This request for additional information from the DOJ is a standard part of the full regulatory process. Live Nation and Ticketmaster Entertainment are in the process of gathering information to respond to the second request, and are working cooperatively with the DOJ as it reviews the merger.

Both companies expect the merger to close before the year’s end. The transaction is subject to certain regulatory, shareholder and third-party approvals.

Media Contact

Bill Mashek, Public Strategies, Inc.
+1-310-867-7126; bmashek@pstrategies.com

About Live Nation
Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,600 artists in 33 countries.  During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform.  The company is headquartered in Los Angeles, California and is listed on the New York Stock Exchange, trading under the symbol LYV.  For additional information about the company, please visit www.livenation.com/investors.

About Ticketmaster Entertainment
Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters.  In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM <http://www.ticketmaster.com/>).

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing of the closing of the proposed merger between Live Nation and Ticketmaster Entertainment.

We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks that the closing of the merger may be delayed or may not occur at all.

We refer you to the documents that Live Nation and Ticketmaster Entertainment file from time to time with the SEC, specifically the section titled “Risk Factors” of Live Nation’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and Ticketmaster Entertainment’s Form 10 and most recent Quarterly Report on Form 10-Q, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements by or concerning Live Nation or Ticketmaster Entertainment are expressly qualified in their entirety by the cautionary statements above. Live Nation and Ticketmaster Entertainment do not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

In connection with the proposed transaction, Ticketmaster Entertainment and Live Nation intend to file relevant materials with the SEC, including a joint proxy statement/prospectus. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TICKETMASTER ENTERTAINMENT, LIVE NATION AND THE TRANSACTION. The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by Ticketmaster Entertainment or Live Nation with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting Live Nation’s Investor Relations at (310) 867-7000 or by accessing Live Nation’s investor relations website at www.livenation.com/investors; or (ii) by contacting Ticketmaster Entertainment’s Investor Relations at (310) 360-2354 or by accessing Ticketmaster Entertainment’s investor relations website at http://investors.ticketmaster.com. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.

Ticketmaster Entertainment, Live Nation and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction. Information about the executive officers and directors of Ticketmaster Entertainment and the number of shares of Ticketmaster Entertainment’s common stock beneficially owned by such persons is set forth in the registration statement on Form S-1 which was filed with the SEC on August 20, 2008. Information about the executive officers and directors of Live Nation and the number of shares of Live Nation’s common stock beneficially owned by such persons is set forth in the proxy statement for Live Nation’s 2008 Annual Meeting of Stockholders which was filed with the SEC on April 29, 2008. Investors may obtain additional information regarding the direct and indirect interests of Ticketmaster Entertainment, Live Nation and their respective executive officers and directors in the transaction by reading the joint proxy statement/prospectus regarding the transaction when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.